Universal Insurance Holdings, Inc. Declares
Twelve Cent Cash Dividend;
Company Set to Join Russell 3000 Index

Fort Lauderdale, FL, June 17, 2009 - Universal Insurance Holdings, Inc. (“Company”) (NYSE AMEX: UVE), a vertically integrated insurance holding company, announced today that its board of directors declared a dividend of $0.12 per share on its common stock. The dividend is payable on October 23, 2009 to shareholders of record as of September 3, 2009.

The decision to declare a dividend of twelve cents reflects the Company's positive results for the quarter ended March 31, 2009 and management’s assessment of the Company’s current business and corporate needs. To date in 2009, cash dividends totaling $0.34 cents have been declared by the Company.

The Company also announced that it is set to join the Russell 3000® Index when Russell Investments reconstitutes its comprehensive set of U.S. and global equity indexes on June 26, according to a preliminary list of additions posted June 12 on www.russell.com .

Bradley I. Meier, president and chief executive officer, commented, “We are pleased to be included on Russell’s preliminary list of additions to the Russell 3000 Index. We believe that our inclusion in this index will lead to additional visibility in the investment community."

According to information provided on Russell’s Web site, annual reconstitution of Russell’s U.S. indexes captures the 4,000 largest U.S. stocks as of the end of May, ranking them by total market capitalization. Membership in the Russell 3000, which remains in place for one year, means automatic inclusion in the large-cap Russell 1000® Index or small-cap Russell 2000® Index as well as the appropriate growth and value style indexes. Russell determines membership for its equity indexes primarily by objective, market-capitalization rankings and style attributes.

The Russell 3000 also serves as the U.S. component to the Russell Global Index, which Russell launched in 2007.

Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for both passive and active investment strategies. An industry-leading $4 trillion in assets currently are benchmarked to them.

Universal Insurance Holdings, Inc.

About Russell

Russell Investments provides strategic advice, world-class implementation, state-of-the-art performance benchmarks and a range of institutional-quality investment products. Russell has $136 billion in assets under management as of March 31, 2009, and serves individual, institutional and advisor clients in more than 40 countries. Founded in 1936, Russell is a subsidiary of The Northwestern Mutual Life Insurance Company.

About Universal Insurance Holdings, Inc.

Universal Insurance Holdings, Inc. (UIH) is a vertically integrated insurance holding company, which through its various subsidiaries, covers substantially all aspects of insurance underwriting, distribution, claims processing and exposure management. Universal Property & Casualty Insurance Company (UPCIC), a wholly owned subsidiary of UIH, is one of the five leading writers of homeowners’ insurance in Florida and is now fully licensed and has commenced its operations in Georgia, Hawaii, North Carolina and South Carolina. Additionally, the Company has also filed an application to the Texas Department of Insurance to form a separate property and casualty subsidiary to write homeowners’ insurance coverage in Texas.

Readers should refer generally to reports filed by the Company with the Securities and Exchange Commission (SEC), specifically the Company's Form 10-K for the year ended December 31, 2008, and the Company's Form 10-Q for the quarterly period ended March 31, 2009, for a discussion of the risk factors that could affect its operations.  Such factors include, without limitation, exposure to catastrophic losses; reliance on the Company's reinsurance program; underwriting performance on catastrophe and non-catastrophe risks; the ability to maintain relationships with customers, employees or suppliers; competition and its effect on pricing, spending and third-party relationships; the Company’s financial stability rating; product pricing and revenues; and the effect of Federal or state laws and regulations. Additional factors that may affect future results are contained in the Company's filings with the SEC, which are available on the SEC's web site at http://www.sec.gov .  The Company disclaims any obligation to update and revise statements contained in this press release based on new information or otherwise.

Cautionary Language Concerning Forward-Looking Statements

This press release contains "forward-looking statements" that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. We assume no obligation to update any forward-looking statements as a result of new information or future events or developments.

These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like "plans," "seeks," "expects," "will," "should," "anticipates," "estimates," "intends," "believes," "likely," "targets" and other words with similar meanings. These statements may address, among other things, our strategy for growth, catastrophe exposure management, product development, investment results, regulatory approvals, market position,

Universal Insurance Holdings, Inc.

expenses, financial results, litigation and reserves. We believe that these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements.

Investor Contact:

Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com